Exhibit 99.1

Arrow Electronics Acquires Converge and Verical, Inc.

Acquisitions provide services across the entire product lifecycle

MELVILLE, N.Y.--(BUSINESS WIRE)--April 6, 2010--Arrow Electronics, Inc. (NYSE:ARW) today announced agreements to acquire Converge, a leading provider of reverse logistics services, and Verical, Inc., a unique ecommerce marketplace geared toward meeting the end-of-life components and parts shortage needs of customers.

“These acquisitions complement Arrow’s global strategy by providing comprehensive services across the entire product lifecycle for suppliers and customers,” said Michael J. Long, chairman, president and chief executive officer of Arrow Electronics. “Reverse logistics is a rapidly growing area, and this acquisition builds on Arrow’s global capabilities as a supply chain and logistics expert. The addition of Verical also further strengthens our ecommerce capabilities.”

Converge, with 350 employees, is headquartered in Peabody, Mass., with offices in Singapore and Amsterdam, including support centers throughout Europe, Asia and the Americas. Verical is based in San Francisco.

The acquisitions are expected to be accretive to earnings by $.05 to $.10 per share annually post closing of the Converge transaction. The Converge deal is subject to regulatory approvals and is anticipated to close in May 2010, while the Verical acquisition has been completed.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 900 suppliers and 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 310 locations in 51 countries and territories.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
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Paul J. Reilly, 631-847-1872
Executive Vice President & Chief Financial Officer
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Media:
John Hourigan, 303-824-4586
Director, External Communications